Exhibit 5.1

April 7, 2022

PHX Minerals Inc.
1601 NW Expressway, Suite 1100
Oklahoma City, Oklahoma 73118

Re:	Post Effective Amendments to Registration Statements on Form S-8

Ladies and Gentlemen:

We have acted as counsel to PHX Minerals Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Post-Effective Amendments No. 1 (the “Post-Effective Amendments”) to the Registration Statements on Form S-8 originally filed by PHX Minerals Inc., an Oklahoma corporation (the “Predecessor Registrant”), File Nos. 333-261627 and 333-245670 (as amended by the Post-Effective Amendments, collectively, the “Registration Statements”), to be filed with the Securities and Exchange Commission (the “Commission”) in connection with the adoption of the Plans (as defined below) and the Registration Statements by the Company in accordance with Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”). On April 1, 2022, as a result of the merger of the Predecessor Registrant with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), the Company automatically became the successor issuer to the Predecessor Registrant in accordance with Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended. In connection with the Merger, the outstanding shares of Series A common stock, par value $0.01666 per share, of the Predecessor Registrant were converted on a one-for-one basis into shares of common stock, par value $0.01666 per share, of the Company (the “Common Stock”), and the Company assumed and continued the PHX Minerals Inc. 2021 Long-Term Incentive Plan and the PHX Minerals Inc. Amended 2010 Restricted Stock Plan (collectively, the “Plans”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined and relied upon the originals or certified copies of all documents, certificates and instruments as we have deemed necessary for the purposes of the opinions expressed herein, including (a) the Registration Statements, (b) the Predecessor Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, (c) the Certificate of Incorporation and Bylaws of the Company, (d) certain resolutions adopted by the Board of Directors and the shareholders of the Company and the Predecessor Registrant with respect to the Merger and the Registration Statements, and copies of the Plans. In making the foregoing examinations, we have assumed without independent verification: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as

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PHX Minerals Inc.
April 7, 2022

copies; (iv) the accuracy, completeness, and authenticity of certificates of public officials; and (v) that each natural person signing any document reviewed by us had the legal capacity to do so. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not independently sought to verify such matters.

We have assumed that (i) at the time of issuance of any shares of Common Stock (the “Shares”) under the Plans, there shall be a sufficient number of duly authorized and unissued shares of Common Stock to accommodate such issuance; (ii) appropriate action will be taken to register and qualify the Shares for sale under all applicable state securities laws; (iii) the Shares to be sold are issued in accordance with the terms of the Plans; (iv) the Company receives the full consideration for the Shares as stated in the Plans; and (v) the per share consideration for each Share includes payment of cash or other lawful consideration at least equal to the par value of the Company’s Common Stock. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the applicable Registration Statement is still in effect.

Based solely upon the foregoing, and subject to the qualifications, assumptions and other statements set forth herein, we are of the opinion that each Share that is issuable pursuant to the Plans has been duly authorized by the Company and, when issued and delivered in accordance with the terms of the Plans and the instruments executed pursuant to the Plans, will be validly issued, fully paid and non-assessable.

We are opining herein solely as to the Delaware General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law. We note that our legal opinion is an expression of professional judgment and is not a guarantee of result.

This opinion is for your benefit in connection with the Registration Statements and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We hereby consent to the use of this opinion as an Exhibit to the Post-Effective Amendments. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jackson Walker LLP